Exhibit 99.1

News Release

Sunoco Logistics Partners L.P.

1735 Market Street

Philadelphia, Pa. 19103-7583

For further information contact:	For release: 4:15 p.m., July 23, 2008
Thomas Golembeski (media) 215-977-6298
Neal Murphy (investors) 866-248-4344

No. 12

SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES NEW CONTROLLER

PHILADELPHIA, July 23, 2008—Sunoco Logistics Partners L.P. (NYSE: SXL) announced today the appointment of Michael D. Galtman as Corporate Controller and Chief Accounting Officer. Michael joined the Company in 2005 as Assistant Controller and most recently served as Manager of Financial Planning and Analysis. Prior to joining Sunoco Logistics, Michael worked at MBNA Corporation as Manager of SEC Reporting. Earlier in his career, Michael worked in public accounting for Arthur Anderson and Deloitte and Touche.

“I am pleased that Mike has accepted this position. He brings a combination of strong accounting and financial reporting experience and considerable knowledge of our business operations to the Controller position. I fully expect Mike to smoothly transition into his new role,” said Neal E. Murphy, Vice President and Chief Financial Officer.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.2 million shell barrels of refined product terminal capacity and 22.8 million shell barrels of crude oil terminal capacity (including approximately 15.9 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

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